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EXHIBIT 12
HEALTH CARE REIT, INC.
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                                                                     RATIO OF EARNINGS TO FIXED CHARGES

                                               09/30/01    09/30/00    12/31/00    12/31/99    12/31/98    12/31/97    12/31/96
                                               --------    --------    --------    --------    --------    --------    --------
EARNINGS:
Net Income before Extraordinary Item             47,504      53,244      68,056      75,638      62,309      46,478      30,676

Add:
Fixed Charges                                    25,682      29,749      38,866      36,403      26,455      18,392      15,730
Less Capitalized Interest                          (739)     (2,777)     (3,079)     (8,578)     (7,740)     (2,306)       (287)
Equity in earnings -
  less than 50% owned entity                       (249)       (235)       (318)       (270)       (375)
                                               --------    --------    --------    --------    --------    --------    --------
Earnings                                         72,198      79,981     103,525     103,193      80,649      62,564      46,119

FIXED CHARGES:
Interest Expense                                 23,731      26,093      34,622      26,916      18,030      15,366      14,635
Capitalized Interest                                739       2,777       3,079       8,578       7,740       2,306         287
Amortization of Loan Expenses                     1,212         879       1,165         909         685         720         808
                                               --------    --------    --------    --------    --------    --------    --------
Fixed Charges                                    25,682      29,749      38,866      36,403      26,455      18,392      15,730

Ratio                                              2.81        2.69        2.66        2.83        3.05        3.40        2.93


                                                    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                               09/30/01    09/30/00    12/31/00    12/31/99    12/31/98    12/31/97    12/31/96
                                               --------    --------    --------    --------    --------    --------    --------
Net Income available to Common
  Shareholders before Extraordinary Item         37,376      43,130      54,566      62,824      58,149      46,478      30,676

Add:
Fixed Charges                                    35,810      39,863      52,356      49,217      30,615      18,392      15,730
Less Capitalized Interest                          (739)     (2,777)     (3,079)     (8,578)     (7,740)     (2,306)       (287)
Equity in earnings -
  less than 50% owned entity                       (249)       (235)       (318)       (270)       (375)
                                               --------    --------    --------    --------    --------    --------    --------
Earnings                                         72,198      79,981     103,525     103,193      80,649      62,564      46,119

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Interest Expense                                 23,731      26,093      34,622      26,916      18,030      15,366      14,635
Capitalized Interest                                739       2,777       3,079       8,578       7,740       2,306         287
Amortization of Loan Expenses                     1,212         879       1,165         909         685         720         808
Preferred Stock Dividends                        10,128      10,114      13,490      12,814       4,160           0           0
                                               --------    --------    --------    --------    --------    --------    --------
Fixed Charges and Preferred Stock Dividends      35,810      39,863      52,356      49,217      30,615      18,392      15,730

Ratio                                              2.02        2.01        1.98        2.10        2.63        3.40        2.93
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